Exhibit 99.1

FOR IMMEDIATE RELEASE

VitaCube Systems Holdings, Inc.

Acquires Network Marketing Leader

Denver, CO—(PRIME ZONE)—August 22, 2005 — VitaCube Systems Holdings, Inc. (AMEX: PRH), announced today that it has signed David Sage, a well-known network marketing veteran, as an independent distributor for the Company’s network marketing division.

David Sage has over 18 years of experience as a top leader in network marketing and was recently honored at a Success From Home magazine event as one of the top earners in the industry.  David has also played a vital role in the corporate side of the industry as a President, Vice President of Marketing and consultant.  His organizations have been the springboard for many industry professionals who have gone on to become leaders in many other companies both corporately and in the sales field.  David’s unique insights have made him one of the top trainers and speakers in the industry.  He has been a member of both the National Speaker’s Association and the American Seminar Leader’s Association. David is putting together a national recruiting campaign for VitaCube’s network marketing division with industry veteran Sara Rodriguez, also well-known for her significant success in building large network marketing organizations.

According to David, “the network marketing industry is hungry for a company with the financial stability, management expertise and field leadership that has been created here.  When you add our exciting product line and the sizzle of an almost unparalleled list of endorsements I believe we are at the very beginning of an industry giant.”

VitaCube Systems Holdings, Inc. (V3S) is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  V3S has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  V3S’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes, such as 5-Time Cy Young Award Winner, Randy Johnson, Super Bowl Champions Mike Alstott and Lawyer Milloy, Olympic Medalists Briana Scurry and Caroline Lalive, Stanley Cup Winner Blake Sloan and PGA Tour Professional, Tom Pernice, Jr.  V3S products are only available through independent distributors located throughout the nation.  For more information about VitaCube, please visit the following website www.v3s.com.

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Company Contacts:	VitaCube Systems Holdings, Inc.	Ashton Reed Co., Inc.
	Earnest Mathis, CEO	Ajay Anand
	(303) 316-8577, x228	V3S Investor Relations
	emathis@v3s.com	714-612-0821

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for VitaCube’s distribution network.  Actual results may differ from those discussed in such forward-looking statements.  These forward looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors, changes in demand for the Company’s products, changes in the level of operating expenses, changes in general economic conditions that impact consumer behavior and spending, product supply, the availability, amount, and cost of capital for the Company and the Company’s use of such capital.  More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004, and all subsequent filings.

Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.